EXHIBIT 99.1

PRESS RELEASE

COPART, INC. ADOPTS SHAREHOLDER RIGHTS PLAN

Fairfield, California — March 7, 2003 —  Copart, Inc. (Nasdaq: CPRT) today announced that its board of directors has adopted a Shareholder Rights Plan.  Under the plan, Copart will issue a dividend of one right for each share of its common stock held by shareholders of record as of the close of business on Friday, March 21, 2003.

The shareholder rights plan is designed to guard against partial tender offers and other coercive tactics to gain control of Copart without offering a fair and adequate price and terms to all of Copart’s shareholders.  The plan was not adopted in response to any efforts to acquire Copart, and Copart is not aware of any such efforts.

Each right will initially entitle shareholders to purchase a fractional share of the company’s preferred stock for $34.43.  The rights are not immediately exercisable, however, and will become exercisable only upon the occurrence of certain events.  If a person or group acquires, or announces a tender or exchange offer that would result in the acquisition of, 15% or more of Copart’s common stock while the shareholder rights plan remains in place, then, unless the rights are redeemed by Copart for $0.001 per right, the rights will become exercisable by all rights holders except the acquiring person (or the acquiring person’s group) for either shares of Copart or shares of the third party acquiror, in either case having a value of twice the right’s then-current exercise price.  Further details of the plan are outlined in a letter that will be mailed to shareholders as of the record date.

About Copart

Copart, founded in 1982, provides vehicle suppliers, primarily insurance companies, with a full range of services to process and sell salvage vehicles through auctions, principally to licensed dismantlers, rebuilders and used vehicle dealers. Salvage vehicles are either damaged vehicles deemed a total loss for insurance or business purposes or are recovered stolen vehicles for which an insurance settlement with the vehicle owner has already been made. The Company operates 101 facilities in 40 states. It also provides services in other locations through its national network of independent salvage vehicle processors.

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